Exhibit 11
WESTAMERICA BANCORPORATION
- --------------------------
COMPUTATION OF EARNINGS PER SHARE ON
COMMON AND COMMON EQUIVALENT SHARES AND
ON COMMON SHARES ASSUMING FULL DILUTION
- ---------------------------------------

                                            Three months
                                           ended March 31,
(In thousands, except                    ------------------
  per share data)                          1996      1995 *
                                         ------      ------
Weighted average number of common
   shares outstanding                     9,768       9,913
Add exercise of options reduced by
   the number of shares that could
   have been purchased with the
   proceeds from such exercise              159         154
                                         ------      ------
         Total                            9,927      10,067

Net income                               $9,148      $7,550

Primary earnings per share                 $.94        $.76
                                           ====        ====

Fully-diluted earnings per share           $.92        $.75
                                           ====        ====


* Restated on an historical basis to reflect the June 6, 1995 acquisition of CapitolBank Sacramento and the July 17, 1995 acquisition of North Bay Bancorp, on a pooling-of-interests basis.